UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

August 6, 2008

(Date of Report)

August 4, 2008

(Date of earliest event reported)

INTERNATIONAL PAPER COMPANY

(Exact name of registrant as specified in its charter)

NEW YORK	1-3157	13-0872805
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6400 Poplar Avenue

Memphis, Tennessee 38197

(Address and zip code of principal executive offices)

(901) 419-7000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On August 4, 2008, International Paper Company (the “Company”), completed its previously announced purchase of the assets of Weyerhaeuser Company’s Containerboard, Packaging and Recycling business (the “Acquisition”). The purchase price is approximately $6 billion in cash, subject to certain post-closing adjustments.

A copy of the Company’s press release is included as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of Registrant.

On June 16, 2008, the Company entered into a $3 billion Credit Agreement among the Company, the Lenders party thereto (the “Lenders”), the subsidiary guarantors party thereto and JPMorgan Chase Bank, N.A. (“JPMorgan”), as Administrative Agent (the “Credit Agreement”). Under the terms of the Credit Agreement the Lenders agreed to make loans to the Company on the Closing Date (as defined in the Credit Agreement) in the form of (i) Tranche A Loans in an aggregate principal amount not to exceed $2.5 billion (the “Tranche A Loans”) and (ii) Tranche X Loans in an aggregate principal amount not to exceed $500 million (the “Tranche X Loans”).

On August 4, 2008, the Company borrowed the full $2.5 billion under the Tranche A Loans to pay a portion of the purchase price for the Acquisition. The Company did not draw down on the Tranche X Loans.

The maturity date for the Tranche A Loans is the five-year anniversary of the Closing Date (as defined in the Credit Agreement). Principal payments will be made quarterly throughout the term of the Tranche A Loans with 45% of the original aggregate principal amount of the Tranche A Loans due on the maturity date.

Borrowings under the Credit Agreement bear interest at a rate equal to, at the option of the Company, (i) the alternative base rate (defined as the greater of the rate announced publicly by JPMorgan in New York, NY as JPMorgan’s prime rate or the federal funds rate plus 0.50%), or (ii) LIBOR; in either case plus a margin to be determined by reference to the long-term credit rating of the Company issued by Standard & Poor’s Ratings Services and Moody’s Investors Service, Inc.

The Credit Agreement contains certain negative covenants (including a prohibition on fundamental changes of the Company and a limitation on liens), financial covenants (including a covenant not to permit at any time the ratio of Total Debt to Total Capital to exceed 0.60 to 1, and a covenant not to permit at any time the Consolidated Net Worth (as such terms are defined in the Credit Agreement) to be less than $9 billion), affirmative covenants and events of default that are substantially similar to those contained in the Company’s $1.5 billion 5-Year Credit Agreement, dated as of March 31, 2006, among the Company, the lenders party thereto and JPMorgan. In addition, certain of the Company’s subsidiaries have agreed to provide unconditional guarantees of the Company’s monetary obligations under the Credit Agreement.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which is incorporated into this Current Report on Form 8-K by reference and was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 20, 2008.

Item 9.01.	Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired.

The information required by this item is incorporated by reference from Exhibits 99.1 and 99.2 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 28, 2008.

(b) Pro Forma Financial Information

All required pro forma financial information in connection with the Acquisition will be filed by amendment pursuant to Item 9.01(b)(2) within 71 calendar days after the date on which this Current Report on Form 8-K is required to be filed.

(d) Exhibits

Exhibit 99.1	Press Release of International Paper Company dated August 4, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNATIONAL PAPER COMPANY
(Registrant)

	By:	/s/ Maura Abeln Smith
Name: Maura Abeln Smith
Title: Senior Vice President, General Counsel and Corporate Secretary

Date: August 6, 2008

EXHIBIT INDEX

Exhibit 99.1	Press Release of International Paper Company dated August 4, 2008.